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                                 Exhibit 16 to
             Current Report on Form 8-K of Agate Technologies, Inc.



                                          June 29, 1999



ARCA Corp.
215 West Main Street
Maple Shade, NJ 08052


RE: ARCA Corp.

Gentlemen:

          We understand that management of ARCA desires to replace Haefele, Flanagan & Co, p.c. with a national accounting firm to audit the Company's financial statements. Such change in the certifying accountant was not due to any disagreement between the Company and this firm or the declination of this firm to stand for re-election.

          Our report on the financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified as to uncertainty, audit scope, or accounting principles.

          During ARCA's two most recent fiscal years and the subsequent interim period preceding the change of accountants, there were no disagreements with this firm on any manner of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreement if not resolved to our satisfaction would have caused us to make reference to the matter of disagreement in their report.


                                       Very truly yours,


                                       HAEFELE, FLANAGAN & CO., P.C.